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                                                                Exhibit 99(d)(7)


                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

     THIS AMENDMENT to the Investment Advisory Agreement dated April 2, 1991 between First American Investment Funds, Inc., a Maryland Corporation ("FAIF), and U.S. Bank N.A., a national banking association, which agreement was assigned to US. Bancorp Asset Management, Inc., a Delaware corporation ("USBAM") pursuant to an Assignment and Assumption Agreement dated May 2, 2001 (such Investment Advisory Agreement, as assigned, the "Advisory Agreement") is made effective as of the 1st day of July, 2005.

     WHEREAS, FAIF is comprised of multiple investment portfolios (each a "Fund" and, collectively, the "Funds"), and

     WHEREAS, USBAM serves as the investment advisor to the Funds pursuant to the Advisory Agreement; and

     WHEREAS, USBAM and FAIF have agreed to reduce the advisory fees payable by certain Funds under the Agreement; and

     WHEREAS, such fee reduction is in the interests of both USBAM and the shareholders of such Funds.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree that the advisory fees payable under the Advisory Agreement by Total Return Bond Fund, Small Cap Growth Opportunities Fund and International Fund shall be as follows:


                                             ANNUAL ADVISORY FEE AS A PERCENTAGE
FUND                                            OF AVERAGE DAILY NET ASSETS

Total Return Bond Fund                                    0.60 %

Small Cap Growth Opportunities Fund                       1.00 %

International Fund                                        1.00 %


     IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first above written.

U.S. BANCORP ASSET MANAGEMENT, INC.       FIRST AMERICAN INVESTMENT FUNDS, INC.



By:    /s/ Joseph M. Ulrey III            By: /s/ Jeffery M. Wilson
     --------------------------------         ----------------------------------
Name:  Joseph M. Ulrey III                Name:  Jeffery M. Wilson
Title: Chief Financial Officer            Title: Vice President - Administration